Exhibit 99.1

Navistar International Corporation P : 331-332-5000 W : navistar.com 2701 Navistar Dr. Lisle, IL 60532 USA

Media Contact:	Steve Schrier, 331-332-2264
Investor Contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS FIRST QUARTER RESULTS

•	Navistar reports net loss of $248 million on revenues of $2.2 billion

•	Ends quarter with $1.1 billion in manufacturing cash, at high end of guidance

•	EBITDA better than guidance, excluding one-time items and pre-existing warranty

•	Finishes Q1 with 56 percent backlog increase year-over-year

•	Delivers $67 million in additional structural cost savings

LISLE, Ill. (March 5, 2014) – Navistar International Corporation (NYSE: NAV) today announced a first quarter 2014 net loss of $248 million, or $3.05 per diluted share, compared to a first quarter 2013 net loss of $123 million, or $1.53 per diluted share. Revenues in the quarter were $2.2 billion, down from $2.6 billion in the first quarter of 2013. Lower sales volumes, primarily due to the company’s medium-duty emissions strategy transition and lower military sales, drove the year-over-year performance decline, which was partially offset by $67 million in reduced structural costs. First quarter 2014 results include an unfavorable impact of $21 million due to fluctuations in foreign exchange rates and $18 million in asset impairment charges.

“We signaled that this would be a tough quarter due to our mid-range product transition, the ongoing reduced sales in our military business, and because the first quarter, historically, represents the weakest operational period of the year for us. Given all this, we are encouraged we hit our cash and adjusted EBITDA guidance,” said Troy A. Clarke, Navistar’s president and chief executive officer. “Clearly, we have more hard work to do to rebuild our market share and further reduce our costs, but we continue to make progress on our Drive to Deliver, and we feel we’re off to a solid start in 2014.”

Navistar delivered at the high end of its first quarter manufacturing cash guidance range of $1.0 billion to $1.1 billion, ending the quarter with approximately $1.1 billion in manufacturing cash, cash equivalents and marketable securities. First quarter 2014 EBITDA was a loss of $110 million, which included $52 million in pre-existing warranty adjustments and a net $21 million in one-time items. Adjusted EBITDA was a loss of $37 million, which was better than the company’s first quarter guidance of a loss between $50 million to $100 million, excluding pre-existing warranty and one-time items.

First quarter product highlights included the successful launch of the Cummins ISB engine offering in the medium-duty International® DuraStar® and IC Bus™ CE Series school bus. These and other actions helped the company achieve Class 6/7 retail share of 22 percent and Class 8 retail share of 18 percent in January. Both represented the highest monthly retail share performance Navistar has attained in the last six months, and helped offset lower than expected retail performance in the first two months of the quarter. The company finished the quarter with an order backlog 56 percent higher than this time one year ago.

Also during the quarter, Navistar swept the competition at this year’s American Truck Dealers Convention and Exposition in January. Selected based on a number of criteria, including innovation and design, safety and driver and owner satisfaction, the International ProStar® with Cummins ISX15 engine and International TerraStar® 4x4 were named “2014 Heavy-Duty Commercial Truck of the Year” and “2014 Medium-Duty Commercial Truck of the Year,” respectively.

Navistar continued engine restructuring efforts last month when it announced plans to consolidate mid-range engine manufacturing into its Melrose Park, Ill., engine plant. Once completed later this summer, these actions – which include idling the Huntsville, Ala., mid-range engine plant – are expected to reduce Navistar’s operating costs by more than $22 million annually.

As a next step in its engine business restructuring, the company is announcing it will add selective catalytic reduction (SCR) emissions technology to its high horsepower inline six-cylinder (I-6) engine platforms to complement the recent launch of the Cummins ISB. The company is already taking orders with deliveries scheduled for this summer.

“These actions will help us deliver on one of our biggest opportunities—reclaiming our market position in medium-duty and bus, which historically have been important businesses for us and our dealers,” Clarke said. “We’re gaining momentum in the marketplace. As we fully launch our mid-range SCR portfolio in the coming months and complete this phase of our engine restructuring, we anticipate we will improve our financial performance throughout 2014 and remain on path to achieving our guidance of an 8 to 10 percent EBITDA margin run rate exiting 2015.”

Summary of Financial Results:

	Quarters Ended January 31,
(in millions, except per share data)	2014	2013
Sales and revenues, net	$2,208	$2,637
Segment Results:
North America Truck	$(207)	$(101)
North America Parts	104	117
Global Operations	(33)	(10)
Financial Services	23	22
Loss from continuing operations, net of tax(A)	$(249)	$(114)
Net loss(A)	(248)	(123)
Diluted loss per share from continuing operations(A)	$(3.07)	$(1.42)
Diluted loss per share(A)	(3.05)	(1.53)

(A)	Amounts attributable to Navistar International Corporation

North America Truck — For the first quarter 2014, the North America truck segment recorded a loss of $207 million, compared with a year-ago first quarter loss of $101 million. The year-over-year deterioration was driven by an 18 percent drop in net sales due to lower traditional truck volumes, primarily driven by the company’s mid-range emissions strategy transition and significantly lower demand for the company’s military products due to reduced spending in the tactical wheeled vehicles segment. Reduced SG&A expenses and engineering and product development costs helped partially offset the impact of lower revenues. Additionally, the segment incurred asset impairment charges of $18 million related to the company’s ongoing evaluation of certain North American truck portfolio assets and $3 million of charges related to the idling of the Huntsville mid-range engine plant.

North America Parts — For the first quarter 2014, the North America parts segment recorded a profit of $104 million, compared with a year-ago first quarter profit of $117 million. The year-over-year decrease primarily was driven by lower military sales, which partially were offset by lower SG&A expenses resulting from the company’s ongoing cost-reduction initiatives.

Global Operations — For the first quarter 2014, global operations recorded a loss of $33 million, compared with a year-ago first quarter loss of $10 million. The year-over-year decline was driven by lower volumes in Navistar’s South America engine operations and unfavorable exchange rate fluctuations, primarily in the Brazilian Real, as well as lower export truck sales.

Financial Services — For the first quarter 2014, the financial services segment recorded a profit of $23 million, comparable to first quarter 2013 profit of $22 million. Financial Service’s debt-to-equity ratio stood at 2.4:1 at the end of the first quarter 2014.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2013. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Quarters Ended January 31,
(in millions, except per share data)	2014	2013
Sales and revenues
Sales of manufactured products, net	2,169	2,598
Finance revenues	39	39

Sales and revenues, net	2,208	2,637

Costs and expenses
Costs of products sold	2,014	2,286
Restructuring charges	3	$2
Asset impairment charges	18	—
Selling, general and administrative expenses	239	285
Engineering and product development costs	90	111
Interest expense	82	74
Other expense (income), net	14	(38)

Total costs and expenses	2,460	2,720
Equity in loss of non-consolidated affiliates	—	(1)

Loss from continuing operations before income taxes	(252)	(84)
Income tax benefit (expense)	12	(15)

Loss from continuing operations	(240)	(99)
Income (loss) from discontinued operations, net of tax	1	(9)

Net loss	(239)	(108)
Less: Net income attributable to non-controlling interests	9	15

Net loss attributable to Navistar International Corporation	$(248)	$(123)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(249)	$(114)
Income (loss) from discontinued operations, net of tax	1	(9)

Net loss	$(248)	$(123)

Earnings (loss) per share:
Basic:
Continuing operations	$(3.07)	$(1.42)
Discontinued operations	0.02	(0.11)

	$(3.05)	$(1.53)

Diluted:
Continuing operations	$(3.07)	$(1.42)
Discontinued operations	0.02	(0.11)

	$(3.05)	$(1.53)

Weighted average shares outstanding:
Basic	81.2	80.2
Diluted	81.2	80.2

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	January 31,	October 31,
	2014	2013
(in millions, except per share data)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$549	$755
Marketable securities	630	830
Trade and other receivables, net	553	737
Finance receivables, net	1,461	1,597
Inventories	1,382	1,210
Deferred taxes, net	74	72
Other current assets	249	258

Total current assets	4,898	5,459
Restricted cash	115	91
Trade and other receivables, net	28	29
Finance receivables, net	303	338
Investments in non-consolidated affiliates	75	77
Property and equipment (net of accumulated depreciation and amortization of $2,465 and $2,440, respectively)	1,700	1,741
Goodwill	170	184
Intangible assets (net of accumulated amortization of $100 and $97, respectively)	112	138
Deferred taxes, net	155	159
Other noncurrent assets	98	99

Total assets	$7,654	$8,315

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$1,259	$1,163
Accounts payable	1,430	1,502
Other current liabilities	1,564	1,596

Total current liabilities	4,253	4,261
Long-term debt	3,605	3,922
Postretirement benefits liabilities	2,531	2,564
Deferred taxes, net	25	33
Other noncurrent liabilities	1,117	1,136

Total liabilities	11,531	11,916
Redeemable equity securities	2	4
Stockholders’ deficit
Series D convertible junior preference stock	3	3
Common stock (86.8 shares issued, $0.10 par value per share and 220 shares authorized, all at both dates)	9	9
Additional paid in capital	2,478	2,477
Accumulated deficit	(4,311)	(4,063)
Accumulated other comprehensive loss	(1,861)	(1,824)
Common stock held in treasury, at cost (5.6 and 6.3 shares, respectively)	(230)	(251)

Total stockholders’ deficit attributable to Navistar International Corporation	(3,912)	(3,649)
Stockholders’ equity attributable to non-controlling interests	33	44

Total stockholders’ deficit	(3,879)	(3,605)

Total liabilities and stockholders’ deficit	$7,654	$8,315

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended January 31,
(in millions)	2014	2013
Cash flows from operating activities
Net loss	$(239)	$(108)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	55	89
Depreciation of equipment leased to others	31	11
Deferred taxes, including change in valuation allowance	(18)	(9)
Asset impairment charges	18	—
Amortization of debt issuance costs and discount	14	16
Stock-based compensation	5	5
Provision for doubtful accounts, net of recoveries	2	1
Equity in loss of non-consolidated affiliates, net of dividends	2	3
Other non-cash operating activities	(9)	—
Changes in other assets and liabilities, exclusive of the effects of businesses acquired and disposed	46	58

Net cash provided by (used in) operating activities	(93)	66

Cash flows from investing activities
Purchases of marketable securities	(378)	(482)
Sales or maturities of marketable securities	578	177
Net change in restricted cash and cash equivalents	(24)	59
Capital expenditures	(21)	(72)
Purchases of equipment leased to others	(49)	(32)
Proceeds from sales of property and equipment	10	3
Investments in non-consolidated affiliates	(2)	—

Net cash provided by (used in) investing activities	114	(347)

Cash flows from financing activities
Proceeds from issuance of securitized debt	82	—
Principal payments on securitized debt	(94)	(190)
Proceeds from issuance of non-securitized debt	47	25
Principal payments on non-securitized debt	(53)	(60)
Net decrease in notes and debt outstanding under revolving credit facilities	(197)	(32)
Principal payments under financing arrangements and capital lease obligations	(4)	(47)
Debt issuance costs	(3)	(1)
Proceeds from financed lease obligations	20	—
Issuance of common stock	—	14
Proceeds from exercise of stock options	16	1
Dividends paid by subsidiaries to non-controlling interest	(20)	(13)

Net cash used in financing activities	(206)	(303)

Effect of exchange rate changes on cash and cash equivalents	(21)	(6)

Decrease in cash and cash equivalents	(206)	(590)
Cash and cash equivalents at beginning of the period	755	1,087

Cash and cash equivalents at end of the period	$549	$497

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2014
External sales and revenues, net	$1,277	$597	$295	$39	$—	$2,208
Intersegment sales and revenues	88	10	8	16	(122)	—

Total sales and revenues, net	$1,365	$607	$303	$55	$(122)	$2,208

Income (loss) from continuing operations attributable to NIC, net of tax	$(207)	$104	$(33)	$23	$(136)	$(249)
Income tax benefit	—	—	—	—	12	12

Segment profit (loss)	$(207)	$104	$(33)	$23	$(148)	$(261)

Depreciation and amortization	$58	$4	$8	$10	$6	$86
Interest expense	—	—	—	17	65	82
Equity in income (loss) of non-consolidated affiliates	1	1	(2)	—	—	—
Capital expenditures(B)	12	4	3	1	1	21

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended January 31, 2013
External sales and revenues, net	$1,538	$669	$391	$39	$—	$2,637
Intersegment sales and revenues	127	18	15	20	(180)	—

Total sales and revenues, net	$1,665	$687	$406	$59	$(180)	$2,637

Income (loss) from continuing operations attributable to NIC, net of tax	$(101)	$117	$(10)	$22	$(142)	$(114)
Income tax expense	—	—	—	—	(15)	(15)

Segment profit (loss)	$(101)	$117	$(10)	$22	$(127)	$(99)

Depreciation and amortization	$71	$4	$9	$9	$7	$100
Interest expense	—	—	—	18	56	74
Equity in income (loss) of non-consolidated affiliates	2	1	(4)	—	—	(1)
Capital expenditures(B)	65	1	3	—	3	72

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
January 31, 2014	$2,309	$701	$994	$2,243	$1,407	$7,654
October 31, 2013	2,250	716	1,162	2,355	1,832	8,315

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $40 million and $47 million for the three months ended January 31, 2014 and 2013 , respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliation, and to provide an additional measure of performance.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not considered to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of January 31, 2014
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$503	$46	$549
Marketable securities	596	34	630

Total Cash and cash equivalents and Marketable securities	$1,099	$80	$1,179

EBITDA reconciliation:

(in millions)	Quarter Ended January 31, 2014
Loss from continuing operations attributable to NIC, net of tax	(249)
Plus:
Depreciation and amortization expense	86
Manufacturing interest expense(A)	65
Less:
Income tax benefit (expense)	12

EBITDA	$(110)

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

(in millions)	Quarter Ended January 31, 2014
Interest expense	$82
Less: Financial services interest expense	17

Manufacturing interest expense	$65

Adjusted EBITDA reconciliation:

(in millions)	Quarter Ended January 31, 2014
EBITDA (reconciled above)	$(110)
Less significant items of:
Adjustments to pre-existing warranties(A)	$52
Significant items:
Asset impairments charges(B)	18
Restructuring charges	3

73

Adjusted EBITDA	$(37)

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the first quarter of 2014, the Company concluded it had a triggering event related to potential sales of assets requiring assessment of impairment for certain intangible and long-lived assets in the North America Truck segment. As a result, the North America Truck segment recognized asset impairment charges of $18 million.

The above items did not have a material impact on taxes due to the valuation allowances on our U.S. deferred tax assets, which was established in the fourth quarter of 2012.